CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 11, 2005, relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Shareholders of Delafield Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
New York, New York
February 23, 2005